Exhibit 99.1

Range Impact Announces Sale of Non-Core Assets as Part of Strategic Plan

CLEVELAND, OHIO – (August 28, 2024) – Range Impact, Inc. (OTC: RNGE) (“Range Impact” or the “Company”), a public company dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing, announced the sale of non-core assets as part of its strategic plan to focus on reclaiming and repurposing Company-owned mine land throughout Appalachia.

Asset Sale

On August 22, 2024, Collins Building & Contracting, Inc. (“Collins Building”), a wholly-owned subsidiary of the Company, entered into an asset purchase agreement (“Asset Purchase Agreement”) with several entities owned and controlled by Roger L. Collins, Jr. (“Purchasers”) pursuant to which Collins Building agreed to sell a mechanics shop and stone quarry, as well as certain vehicles, equipment and other related parts and supplies to the Purchasers in exchange for the full and complete cancellation and discharge of the outstanding, unpaid principal balance and accrued interest on two promissory notes totaling $2,940,836 due from Collins Building to Mr. Collins.

The assets sold pursuant to this Asset Purchase Agreement were originally acquired from Mr. Collins in August 2023 in connection with Range Impact’s plan to expand its reclamation services into an adjacent line of business focused on abandoned mine land and bond forfeiture reclamation projects in West Virginia (the “AML Business”). After conducting a review and assessment of the current and future risks and opportunities related to this expanded line of reclamation services, Range Impact’s Board of Directors determined that it was in the shareholders’ best interests that the Company exit the AML Business in order to focus its capital and human resources on the reclamation and repurposing of Company-owned mine sites.

Michael Cavanaugh, Range Impact’s Chief Executive Officer, stated, “At this time last year when we acquired assets to support our expansion into abandoned mine land reclamation projects in West Virginia, we were excited about the prospects of a new line of business that could leverage our reclamation talents, add incremental profitability to our bottom line, and advance our mission of improving environmentally-damaged mine sites in Appalachia.” Cavanaugh added, “However, our team has found abandoned mine land reclamation work to be administratively and operationally challenging, with a disproportionate amount of time, capital and human resources allocated to these AML projects, particularly when compared to alternative opportunities in the marketplace. Rather than stubbornly fight these systemic challenges that in our opinion are unlikely to change, we made the decision to exit this line of business and eliminate all associated debt. This sale of non-core AML assets and the cancellation of nearly $3.0 million of associated debt allows our team to now focus all of our time, capital and human resources on reclaiming and repurposing Range Impact-owned mine land in Appalachia, which we believe provides a truly differentiated approach to land arbitrage investing and the greatest long-term value creation opportunities for our shareholders.”

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact owns and operates several complementary operating businesses focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking at solving old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, timing of clinical trials and product development, business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

W: www.rangeimpact.com